Exhibit (h)(38)
Confidential and Proprietary
Not for Reproduction or Re-Distribution
FORM OF FIN 48 TAX SERVICES AGREEMENT
THIS FIN 48 TAX SERVICES AGREEMENT (“Agreement”), dated December ___, 2008, is between PNC Global Investment Servicing (U.S.) Inc., a Massachusetts corporation (“PNC”), and Aston Funds, a                      corporation (“Fund”).
BACKGROUND
A.	The Financial Accounting Standards Board (“FASB”) released Interpretation No.48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109 (as released and not amended, “FIN 48”) in July, 2006.

B.	FIN 48 is effective for fiscal years beginning after December 15, 2006 and applies generally to mutual funds.

C.	The management of mutual funds is responsible for complying with FIN 48.

D.	The Fund wishes to retain PNC to provide the FIN 48 services described below with respect solely to Fortis Institutional Prime Money Market Fund, Fortis Government Money Market Fund, Fortis Money Market Fund, Fortis Treasury Money Market Fund, Fortis Tax-Exempt Money Market Fund and Aston/Fortis Investor Money Market Fund (the “Portfolios”), and PNC wishes to furnish such services, either directly or through an affiliate or affiliates, as more fully described herein.
TERMS
In consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:
1. Services. (a) PNC shall provide the following FIN 48 services (“Services”) with respect to the Tax Positions (as defined below) relating solely to the Portfolios for the Review Period (as defined below) during the Term:
(i) Identification and documentation of tax positions taken by the Portfolios with respect solely to Subchapter M Asset Diversification, Market Discount Election and Section 855 Election and identified to PNC (“Tax Positions”) with respect to the October 31, 2008 fiscal year (such fiscal year being the “Review Period”);

(ii) Review of the Portfolios’: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance workpapers, to the extent the same relate to the Review Period;

(iii) Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

(iv) Review of relevant statutory authorities;

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(v) Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

(vi) Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined by PNC; and

(vii) Delivery of a written report to the Fund with respect to the above.
(b) The following are expressly excluded from the Services: (i) assessment of risk of any challenge by the Internal Revenue Service or other any taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required by FIN 48 if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice, and nor shall any of the Services be deemed to be or constitute a tax opinion or advice.
2. Compensation; Disclosure.
(a) As compensation for Services rendered by PNC during the term of this Agreement, the Fund shall pay to PNC fees as may be agreed to in writing from time to time by the Fund and PNC.
(b) The Fund hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, have been fully disclosed to and approved by persons with the legal authority to take such action on behalf of the Fund and to make such disclosures to investors and others if required under any applicable law.
3. Information; Cooperation. The Fund shall provide such information and documentation as PNC may reasonably request in connection with the Services. The Fund’s independent public accountants shall cooperate with PNC and make such information available to PNC as it may reasonably request.
4. PNC Ownership. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, know-how, patents, copyrights, trade secrets, and other related legal rights used by PNC in connection with the Services.
5. Duration and Termination. This Agreement shall continue until terminated by the Fund or PNC on thirty (30) days’ prior written notice to the other party. After termination of this Agreement, PNC shall be entitled to full payment of all of its fees, compensation, costs and expenses hereunder.
6. Notices. Notices shall be addressed:

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(a) if to PNC:
(b) if to the Fund:
or if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
7. Confidentiality.
(a) Each party shall keep confidential all material information relating to the other party’s business (“Confidential Information”) disclosed hereunder. Confidential Information shall include (i) data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund (with respect to the Portfolios) or PNC, their respective subsidiaries and affiliated companies; (ii) scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund (with respect to the Portfolios) or PNC a competitive advantage over its competitors; (iii) confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) any information expressly designated as Confidential Information in writing.
(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; (v) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (vi) release of such information by PNC is necessary or desirable in connection with the provision of Services; (vii) it is Fund information provided by PNC in connection with an independent third party compliance or other review; (viii) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (ix) it has been or is independently developed or obtained by the receiving party.
8. Responsibility of the Parties.
(a) PNC shall be under no duty to take any action or render any service hereunder to or on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto, and PNC shall have no liability to the Fund or

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any other entity or governmental authority with respect to any Tax Positions. PNC shall have no liability either for any error or omission of any other servicer provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission. The Fund shall be responsible for: (i) all filings, tax returns and reports on all Tax Positions, and (ii) the payment of all taxes and similar items (including without limitation penalties and interest related thereto).
(b) Notwithstanding anything in this Agreement to the contrary: (i) neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by PNC or its affiliates; and (ii) PNC’s cumulative maximum liability to the Fund for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever relating in any way to the Services and regardless of the form of action or legal theory shall not exceed $6,000. PNC shall be liable only for any damages arising out of PNC’s failure to perform its duties under this Agreement to the extent such damages arise out of PNC’s willful misfeasance or reckless disregard of its duties under this Agreement.
(c) Each party shall have a duty to mitigate damages for which the other party may become responsible.
9. Indemnification. The Fund shall indemnify, defend and hold harmless PNC and its affiliates from all damages, losses, claims, suits, charges, expenses, taxes, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under any laws, rules and regulations), arising directly or indirectly from any action or omission to act by PNC in connection with the Services. Neither PNC nor any of its affiliates shall be indemnified, defended or held harmless against any liability (or any expenses incident to such liability) caused by PNC’s or its affiliates’ willful misfeasance, reckless disregard or gross negligence with respect to provision of the Services.
10. Entire Agreement; Amendments; Severability. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
11. Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (and shall cause the Fund’s sponsor and affiliates not to) solicit or recruit for employment or hire any of PNC’s employees. To solicit, recruit or hire within the meaning of this provision does not include solicitation, recruitment or hiring of a PNC employee, if the PNC employee was identified solely as a result of the PNC employee’s response to a general advertisement in a trade or industry publication or other similar general solicitation.
12. No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any

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other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose, title or non-infringement or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to the Services.
13. Force Majeure. Notwithstanding anything in this Agreement to the contrary, (i) PNC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer (including Internet) or communications capabilities; insurrection; elements of nature; or non-performance by a third party.
14. Governing Law. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.
15. Assignment; Successors and Assigns; No Third-Party Beneficiaries. PNC may assign this Agreement to any affiliate of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, nothing herein is intended or shall be construed to confer upon any third party any right, remedy or claim under or by reason of this Agreement.
16. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
17. Survival. Sections 5, 9, 10, 12, and 15 shall survive the termination of this Agreement for the duration of the statute of limitations applicable thereto.
IRS CIRCULAR 230 DISCLOSURE:
To ensure compliance with requirements imposed by the Internal Revenue Service, PNC informs the Fund that any U.S. tax advice contained in any communication from PNC to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.
PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:
Title:

ASTON FUNDS

By:

Name:
Title: